                                                           Exhibit 10(bb)

                                 VALLEY BANCORPORATION
                               100 West Lawrence Street
                                     P.O. Box 1061
                            Appleton, Wisconsin  54912-1061
                                    (414) 738-3830



                                         January 25, 1994



Mr. Peter M. Platten, III
Valley Bancorporation
100 West Lawrence Street
Appleton, Wisconsin 54912

Dear Pete:

The purpose of this letter is to confirm our understanding with respect to the compensation and other benefits to be paid or provided to you in full and final settlement of any claims under the Employment Agreement dated July 31, 1992, between you and Valley Bancorporation ("Valley") (the "Employment Agreement") and the Executive Life Insurance Plan Agreement dated October 13, 1992, between you and Valley, as amended (the "Executive Life Agreement").

As a result of the planned merger (the "Merger") between Valley and Marshall & Ilsley Corporation ("M&I"), we agree that your election to apply the Employment Agreement as if a change of control termination has occurred, assuming you remain eligible as specified in Paragraph 5, below, will be effective on the date immediately preceding the Merger, and that your employment will be considered terminated on that date for all purposes of the Employment Agreement and you will be entitled to the contract benefits.

Attached is a chart entitled "Outline for Settlement of Employment Agreement and Executive Life Agreement" which sets out amounts to be paid in settlement of your rights to compensation and benefits under the Employment Agreement and Executive Life Agreement. The payments will be made in the following manner:

       (1) No later than the day prior to the effective date of the Merger, you will be paid an amount equal to the "Total" listed under "Cash Amount on Closing" in the chart.

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       (2)  You will be paid an amount equal to the difference between the
            "Gross Value of Contract" and the "Cash Amount on Closing" listed next to "Benefits" in the chart (the "Difference"). This amount will be paid in ten quarterly installments, each one-tenth (1/10) of the Difference, commencing with the first installment 180 days after the date of the Merger.

       (3) You will be paid the Supplemental Pension Benefit (referred to as the "Contract Benefit" in the Employment Agreement) commencing on July 1, 1997, if you are then surviving. The monthly amount of the Supplemental Pension Benefit will be as listed in Note C of the chart under "Supplemental Pension Benefit," subject to actuarial adjustment if you are single or have a different spouse on July 1, 1997. If you die before July 1, 1997, your spouse will be paid a monthly Supplemental Pension Benefit equal to the 50% survivor portion of the amount listed in such Note C starting on July 1, 1997, subject to actuarial adjustment if such spouse elects earlier commencement or if you have a different spouse on your death.

       (4) In addition to the above, you will be paid the amounts, if any, required under Section 7 of the Employment Agreement regarding the excise tax imposed by Section 4999 of the Internal Revenue Code.

       (5) You will be entitled to the above payments and benefits only if your employment with Valley has not been terminated under either Section 5A or 5B of the Employment Agreement, and you have not given notice of a voluntary termination under Section 5C of the Employment Agreement, prior to the date of the Merger, unless such termination is deemed a change in control termination under Section 5E of the Employment Agreement. The foregoing payments (whether made before or after the Merger) will fully satisfy the obligations of Valley (and M&I as its successor) under Section 5F of the Employment Agreement and the Executive Life Agreement, and you will not be entitled to any payments or benefits under that Section or the Executive Life Agreement except in accordance with the terms of this letter.

       (6) The payments to be made to you hereunder will be reduced by any Federal, State or local withholding or other taxes or charges as required under applicable law, and all amounts payable to you hereunder are stated before any such deduction. Valley (and M&I as its successor) shall have the right to rely on a written opinion of legal counsel if any question should arise as to any such deduction. Furthermore, none of the payments hereunder shall be included as compensation for purposes of any pension, deferred compensation or welfare benefit plan or program of Valley or M&I as its successor, whether qualified or nonqualified.

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If you agree to the foregoing terms, please sign a copy of this letter in the space provided below and return it to us, in which event this letter will become a binding agreement between us. Until signed and returned as so provided, neither of us will be bound by these proposed terms. Such agreement will terminate upon the termination of the Agreement and Plan of Merger between M&I and Valley for any reason.

                                             Very truly yours,

                                             /s/ Charles H. Sauter
                                             --------------------------------
                                             [Officer of Valley]
                                             Charles H. Sauter



               I hereby confirm my agreement to the terms of this letter.



  2/7/94                                     /s/ Peter M. Platten, III
----------                                   ---------------------------------
Date                                         Peter M. Platten, III



       Marshall & Ilsley Corporation hereby confirms its agreement to the terms of this letter.

                                             MARSHALL & ILSLEY CORPORATION



2/7/94                                       By:   /s/ James B. Wigdale
----------                                   ---------------------------------
Date                                               James B. Wigdale,
                                                   Chairman

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                                     PETER PLATTEN, III

                     OUTLINE FOR SETTLEMENT OF EMPLOYMENT AGREEMENT AND
                                  EXECUTIVE LIFE AGREEMENT


I.     Payments under Existing Employment Agreement


                                           Gross Value          Cash Amount
                                           of Contract          on Closing

A.      Salary & Bonus                     $ 1,467,192           $1,467,192

B.      Benefits                               121,377               78,917

C.      Supplemental Pension Benefit         3,185,797                  -0-

D.      Executive Life                         124,032               98,884
                                           -----------           ----------
        Total                              $ 4,898,398           $1,644,993



II.     December 1993 Payments


A.      1994 Bonus at 20% of 1993 Base                           $   74,600

B.      Pay-out of Nonqualified 401(k) Plan                      $  177,128
                                                                 ----------
        Total                                                    $  251,728

____________________________
1 Determined by Valley's actuaries based on (i) joint and 50% survivor payout,
(ii) Merger date of, and benefit accrual under Valley plan ceasing on, July 1, 1994, (iii) qualified plan payments commencing at age 65 and (iv) 1994 compensation.

2 Payments have already been made.

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                                         Notes



A.      Salary & Bonus

        1.     1994 projected base salary                            $ 387,920

        2.     Average of following:

                       '92 bonus         $ 93,060
                       '93 bonus          135,772
                       '94 bonus           74,600                      101,144
                                                                     ---------
        3.     Sub-total                                             $ 489,064

        4.     Total payment at closing                              1,467,192
                       (Sub-total * 3)



B.      Benefits

                                             Gross                    Payment
                                            Payment                at Closing

        1.     401(k) match at 80% of 6%
               or 4.8% * $1,467,192         $ 70,425                 $ 70,425

        2.     Car at $10,000 per year
               for 3 years                    30,000                    5,000

        3.     Health and dental at $334
               per month for 36 months        12,024                    2,004

        4.     Long-term disability at
               $248 per month for 36 months    8,928                    1,488
                                            --------                 --------
        5.     Total                        $121,377                 $ 78,917

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C.     Supplemental Pension Benefit

                                                      Monthly           Annual

       1.      Supplemental pension benefit
               (on joint and 50% survivor
               basis) starting 7/1/97
               through age 65:                       $ 17,903         $ 214,839

       2.      Pension benefit (on
               joint and 50% survivor
               basis) starting at age 65:

               Supplemental pension benefit
               (this amount is fixed regard-
               less of when and in what
               amounts pensions become
               payable from the qualified
               and nonqualified plan)    $8,259

               From qualified and non-
               qualified plan (this amount
               is estimated based on the
               executive's current marital
               status and entitlement at 65,
               assuming benefit accrual
               ceases as of 7/1/94)       9,644      $ 17,903         $ 214,839


D.     Executive Life Plan

       1.      Paid-up life insurance policy
               at 1x base pay for 1993               $373,000

       2.      Cash payments

                      Net premium       $44,310

                      Tax gross-up       54,574

       3.      Total payment at closing              $ 98,884

__________________________
3 See footnote 1; any mathematical differences due to rounding.